SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 27, 2015, the Company implemented the HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan (the “ESOP”) which covers substantially all employees who are at least 21 years old with at least one year of employment with the Company and Heritage Bank USA, Inc. (the “Bank”), the Company’s commercial bank subsidiary. Employer contributions to the ESOP are expected to replace matching and profit sharing contributions to the Heritage Bank 401(k) Plan sponsored by the Bank. The ESOP is trusteed by three individuals who have been selected by the Company. A directed corporate trustee may also be appointed. The ESOP will be administered by a committee (the “Committee”) composed of three or more individuals selected by the Company or its designee. Until the Committee is appointed, the trustees will carry out the duties and responsibilities of the Committee.

On March 2, 2015, the ESOP entered into a loan agreement with the Company to borrow up to $13,500,000 during 2015 to purchase up to 1,000,000 shares common stock (“ESOP Loan”). On the same date, the ESOP purchased an initial block of 600,000 shares from the Company at a cost of $7,884,000, using proceeds from the first advance under the ESOP Loan. In accordance with the ESOP Loan documents, the common stock purchased by the ESOP serves as collateral for the ESOP Loan. The ESOP Loan will be repaid principally from discretionary contributions by the Bank to the ESOP over a period ending no later than December 31, 2040. The ESOP Loan documents provide that the ESOP Loan may be repaid over a shorter period, without penalty for prepayments. The interest rate on the ESOP Loan is 3.0%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. The ESOP shares are dividend paying. Dividends on the shares will be used to repay the ESOP Loan.

Shares released from the suspense account will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits under the ESOP vest at the rate of 20% per year, and become fully vested upon completion of six years of continuous service. Credit will be given for vesting purposes to participants for years of service with the Bank prior to the adoption of the plan, up to six years of continuous service. A participant’s interest in his account under the ESOP will also fully vest in the event of termination of service due to a participant’s early retirement, normal retirement, death, disability, or upon a change in control (as defined in the ESOP). Vested benefits will be payable in a lump sum or in a series of equal annual installments over a period of five years, in the form of common stock and, to the extent the participant’s account contains cash, in cash, unless the participant elects to receive his entire vested interest in the form of stock. The Bank’s contributions to the ESOP are discretionary, subject to the ESOP Loan terms and applicable tax law limits. Therefore, benefits payable under the ESOP cannot be estimated.

Allocated shares under the ESOP will be voted by the trustee in accordance with the participants’ written instructions. Unallocated shares, shares for which no instructions have been received, and shares for which participants vote to “abstain” will be voted by the trustee in the same proportion as it votes the allocated shares for which it has received instructions from participants (mirror voting). In the event no shares have been allocated at the time stock is to be voted, each participant will be deemed to have one share of stock allocated to his or her ESOP account, for the sole purpose of providing the trustee with voting instructions.

Pursuant to SOP 93-6, the Company will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	HopFed Bancorp, Inc. 2015 Employee Stock Ownership Plan

10.2	HopFed Bancorp, Inc. 2015 Employee Stock Ownership Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: March 2, 2015	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer